Exhibit 107

Calculation of Filing Fee Tables

FORM S-3 ASR

(Form Type)

Surgery Partners, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rules 457(r)	22,259,780	$33.44	$267,520,000	.00014760	$39,485.95	N/A	N/A	N/A	N/A
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
Total Offering Amounts						$267,520,000		$39,485.95
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								$39,485.95

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-3ASR (Registration No. 333-252399) also covers any additional common shares which become issuable in connection with any stock dividend, stock split, recapitalization or other similar transactions with respect to the securities being registered pursuant to that registration statement.

(2) The registration fee is calculated in accordance with Rule 457(r) of the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form S-3ASR (Registration No. 333-252399) paid with the filing of this prospectus supplement.